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9.   ACQUISITIONS
On June 3, 1996, OMF acquired a portion of the net assets of Panorama
Series Fund, Inc. - Money Market Portfolio. The Fund issued 49,302,270 shares of beneficial interest, valued at $49,302,270, in exchange for the net assets, resulting in combined net assets of $113,051,628 on June 3, 1996.

On December 2, 1996, OMF acquired the remaining net assets of Panorama
Series Fund, Inc. - Money Market Portfolio. The Fund issued 14,666,548 shares of beneficial interest, valued at $14,666,521, in exchange for the net assets, resulting in combined net assets of $124,845,270 on December 2, 1996.

On May 1, June 3 and December 2, 1996, OBF acquired all the net assets of Panorama Series Fund, Inc., Income Portfolio. The Fund issued 12,999, 6,743,062 and 2,493,592 shares of beneficial interest, respectively, valued at $148,965, $77,208,064 and $29,830,130, respectively, in exchange for the net assets, resulting in combined net assets of $227,552,225, $308,666,225 and $396,656,585.

On May 1, 1996, OBF acquired a portion of the net assets of Panorama Series Fund, Inc., Government Securities Portfolio. The Fund issued 4,237 shares of beneficial interest valued at $48,557, in exchange for the net assets, resulting in combined net assets of $227,552,225 on May 1, 1996.

On December 20, 1996, OBF acquired all the net assets of JP Investment
Grade Bond Fund, Inc., pursuant to an agreement and plan of reorganization approved by the JP Investment Grade Bond Fund, Inc. shareholders on December 3, 1996. The Fund issued 2,594,896 shares of beneficial interest valued at $30,151,368, in exchange for the net assets, resulting in combined net assets of $426,447,902 on December 20, 1996. The net assets acquired included net unrealized appreciation of $1,017,069. The exchange qualifies as a tax-free reorganization for federal income tax purposes.

On December 20, 1996, OGF acquired all the net assets of JP Capital
Appreciation Fund, Inc., pursuant to an agreement and plan of reorganization approved by the JP Capital Appreciation Fund, Inc. shareholders on December 3, 1996. The Fund issued 3,293,050 shares of beneficial interest, valued at $90,009,399, in exchange for the net assets, resulting in combined net assets of $289,484,969 on December 20, 1996. The net assets acquired included net unrealized appreciation of $19,087,888. The exchange qualifies as a tax-free reorganization for federal income tax purposes.